Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and between

METROCORP BANCSHARES, INC.

and

FIRST UNITED BANK

Dated as of June 7, 2005

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Page
Exhibit A: Form of Voting Agreement
Exhibit B: Form of Release Agreement
Exhibit C: Form of Employment Agreement

LIST OF SCHEDULES

Schedule 2.3(a)	Outstanding Stock Options
Schedule 3.1(d)	Subsidiaries of First United
Schedule 3.2(b)	First United Options
Schedule 3.2(c)	Commitments to Issue Stock
Schedule 3.2(c)	Voting and Buy-Sell Agreements
Schedule 3.4	Investments
Schedule 3.7(a)	Past Due Loans
Schedule 3.7(b)	Watch List
Schedule 3.8(a)	Real Estate
Schedule 3.8(e)	Maintenance of Buildings
Schedule 3.11	Litigation
Schedule 3.12(b)	Extension to File Tax Returns
Schedule 3.12(d)	Income Tax Returns
Schedule 3.13	Contracts and Commitments
Schedule 3.14(a)	Insurance
Schedule 3.16	Required Approvals
Schedule 3.17	Absence of Certain Changes
Schedule 3.19(a)	Employee Benefit Plans
Schedule 3.21	Brokers and Finders
Schedule 3.25	Intellectual Property
Schedule 3.26	Bank Secrecy Act
Schedule 5.2(b)(i)	Loan Commitments
Schedule 5.2(b)(xxii)	Capital Expenditures
Schedule 5.10	Indebtedness of First United
Schedule 6.5(a)	Bonus Program

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AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (“Agreement”) dated as of June 7, 2005 is by and between MetroCorp Bancshares, Inc. (“Bancshares”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and First United Bank (“First United”), a California state banking corporation.

     WHEREAS, First United desires to affiliate with Bancshares, and Bancshares desires to affiliate with First United in the manner provided in this Agreement; and

     WHEREAS, Bancshares will form a Delaware corporation (“Merger Sub”), to be wholly owned by Bancshares, solely for the purpose of facilitating the acquisition of First United; and

     WHEREAS, Bancshares and First United believe that the acquisition of First United by Bancshares in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

     WHEREAS, the respective Boards of Directors of Bancshares and First United have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

     WHEREAS, as a condition and inducement to Bancshares’ willingness to enter into this Agreement, each of the members of the Board of Directors of First United, certain officers of First United and holders of more than 10% of First United Common Stock (as defined below) has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of First United Common Stock in favor of this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

INTRODUCTION

     This Agreement provides for the merger of Merger Sub with and into First United, with First United as the survivor (the “Merger”), all pursuant to this Agreement and a Plan of Merger by and between First United and Merger Sub. In connection with the Merger, Bancshares will acquire all of the issued and outstanding shares of common stock, no par value, of First United (“First United Common Stock”) for an aggregate consideration as set forth in this Agreement.

I. THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into First United (which, as the surviving association, is hereinafter referred to as “Surviving Bank” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided in Chapter 11 of the California General Corporation Law (“CGCL”).

     Section 1.2 Articles of Incorporation, Bylaws and Facilities of Surviving Bank. At the Effective Time (as defined in Section 8.2 hereof) and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Surviving Bank shall be the Articles of Incorporation of First United as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Surviving Bank, the Bylaws of Surviving Bank shall be the Bylaws of First United as in effect at the Effective Time. Unless and until changed by the Board of Directors of Surviving Bank, the main office of Surviving Bank shall be the main office of First United as of the Effective Time. The established offices and facilities of First United immediately prior to the Merger shall become established offices and facilities of the Surviving Bank. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Surviving Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of First United and Merger Sub and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Surviving Bank and shall be as effective and binding thereon as the same were with respect to First United and Merger Sub, respectively, as of the Effective Time.

     Section 1.3 Board of Directors and Officers of Surviving Bank. At the Effective Time of the Merger and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Surviving Bank, the members of the Board of Directors of Merger Sub at the Effective Time of the Merger and any director of First United that Bancshares may designate as a continuing director, shall become the Board of Directors of Surviving Bank. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Surviving Bank, the officers of Merger Sub and First United immediately prior to the Effective Time shall become the officers of Surviving Bank.

     Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of First United and Merger Sub shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Surviving Bank, and Surviving Bank shall be deemed to be a continuation in entity and identity of First United and Merger Sub. All rights, franchises and interests of First United and Merger Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Bank by virtue of such Merger without any deed or other transfer. Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by First United and Merger Sub, respectively, as of the Effective Time.

     Section 1.5 Liabilities of Surviving Bank. At the Effective Time of the Merger, Surviving Bank shall be liable for all liabilities of First United and Merger Sub. All deposits, debts, liabilities, obligations and contracts of First United and of Merger Sub, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of First United or Merger Sub, as the case may be, shall be those of Surviving Bank and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either First United or Merger Sub shall be preserved unimpaired subsequent to the Merger.

     Section 1.6 Ratification by Shareholders. Subject to the terms of this Agreement, this Agreement shall be submitted to the shareholders of First United and the sole shareholder of Merger Sub in accordance with applicable provisions of law and the respective Articles of Incorporation and Bylaws of First United and Merger Sub. First United and Merger Sub shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and the California Commissioner of Financial Institutions (the “Commissioner”).

     Section 1.7 Execution of Agreement of Merger. Prior to the Closing Date and as soon as practicable after the organization of Merger Sub, the approval of this Agreement and the transactions contemplated hereby by the shareholder of Merger Sub and the shareholders of First United and the approval of the Merger by the requisite regulatory authorities, an Agreement of Merger shall be executed by First United and Merger Sub. As soon as practicable thereafter, the Agreement of Merger, along with the requisite Officers’ Certificates, shall be filed with the Secretary of State of California. The Merger shall become effective in accordance with the provisions of Section 8.2 of this Agreement.

     Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Bancshares may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the shareholders of First United as a result of such modification, (ii) the consideration to be paid to holders of First United Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

II. MERGER CONSIDERATION AND EXCHANGE PROCEDURES

     Section 2.1 Merger Consideration.

          (a) A total of 654,009 shares of First United Common Stock are issued and outstanding as of the date of this Agreement and a total of 97,388 shares of First United Common Stock are reserved for issuance upon the exercise of First United Options (as defined below) outstanding as of the date of this Agreement. The cash consideration to be paid in connection with the Merger shall total $37,425,000, subject to adjustment as provided in Section 2.2 hereof (the “Merger Consideration”). Except as provided in Sections 2.1(c) and 2.4 hereof, each share of First United Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive an amount of cash as determined in accordance with Section 2.1(b) hereof (the “Per Share Consideration”), payable to the holders of record of such shares of First United Common Stock, without interest thereon, upon surrender of the certificate representing such shares.

          (b) The formula for calculating the Per Share Consideration shall be as follows: (i) the sum of the Merger Consideration and the Aggregate Option Exercise Price (as defined in Section 2.3(a)) divided by (ii) the sum of the number of shares of First United Common Stock outstanding at the Effective Time and the number of shares of First United Common Stock available for issuance upon the exercise of the First United Options listed in Schedule 2.3(a) outstanding at the Effective Time.

For purposes of illustration only, assuming no adjustment to the Merger Consideration, the Per Share Consideration, using the above formula, would be:

$37,425,000 (Merger Consideration) + $1,276,221 (Aggregate Option Exercise Price)

654,009 (First United Common Stock outstanding) + 97,388 (Options outstanding)

= $51.5057

Accordingly, assuming no changes to any of the components of the illustration set forth above, a holder of one share of First United Common Stock would be entitled to receive $51.5057 per share and a holder of one First United Option with an exercise price, for example, of $13.00 would be entitled to receive $38.5057 per share as provided in Section 2.3(a) hereof.

          (c) Each share of First United Common Stock held in the treasury of First United immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

     Section 2.2 Adjustment to Merger Consideration. In the event that First United’s Equity Capital (as defined below) on the last day of the calendar month immediately preceding the Closing Date shall be less than $13,000,000, the Merger Consideration will be reduced by an amount equal to the difference between First United’s Equity Capital on the last day of the calendar month immediately preceding the Closing Date and $13,000,000. For purposes of this Agreement, “Equity Capital” shall equal the sum of the common stock, capital surplus and retained earnings of First United, excluding unrealized securities gains or losses, as determined pursuant to generally accepted accounting principles (“GAAP”). For purposes of the definition of Equity Capital, the amount of Equity Capital shall be reduced by all adjustments made for extraordinary items related to this Agreement and the Merger, including those made between the last calendar day of the month preceding the Closing Date and the Closing Date, including, but not limited to, deductions for (i) First United’s legal fees and expenses, (ii) First United’s accounting fees, (iii) any fees and commissions payable by First United to any broker, finder or investment banking firm in connection with this Agreement and the transactions contemplated hereby, and (iv) any payments to be made pursuant to severance, change in control or employment agreement between First United and certain officers of First United in effect as of the date of this Agreement; provided, however, that Equity Capital shall not be reduced as a result of any adjustment required by Bancshares to be made pursuant to Section 5.7 hereof.

     Section 2.3 Treatment of Stock Options.

          (a) Immediately prior to the Effective Time, each option to acquire shares of First United Common Stock (“First United Option”) which is outstanding and unexercised immediately prior thereto and set forth on Schedule 2.3(a) shall be cancelled and converted into the right of the holder thereof to receive a cash payment equal to the difference between (i) the Per Share Consideration and (ii) the exercise price of such First United Option as listed in Schedule 2.3(a). The aggregate of the exercise prices for all First United Options which are outstanding at the Effective Time shall be referred to herein as the “Aggregate Option Exercise Price.”

          (b) First United shall take all actions necessary or reasonably requested by Bancshares to ensure that at the Effective Time, no holder of any First United Option will have any right thereunder to acquire any equity securities of First United, Bancshares or any of their respective subsidiaries or any right to payment in respect of any such securities of First United, except for payment as provided in this Section 2.3.

     Section 2.4 Dissenting Shares. Each share of First United Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair market value of such shares within the time and in the manner provided in Chapter 13 of the CGCL, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under Chapter 13 of the CGCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

     Section 2.5 Exchange Procedures.

          (a) Bancshares shall deposit or cause to be deposited in trust with ChaseMellon (the “Exchange Agent”) prior to the Effective Time cash in an aggregate amount sufficient to make the cash payments pursuant to Section 2.1 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares pursuant to Section 2.4 hereof (such amounts being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall make the payments of the Merger Consideration out of the Exchange Fund to former shareholders of First United upon surrender of their shares of First United Common Stock. The Exchange Fund shall not be used for any other purpose.

          (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which represent shares of First United Common Stock (the “Certificates”), a form letter of transmittal approved by Bancshares and First United which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with a completed letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash provided in Section 2.1 hereof in the manner described herein, and such Certificate shall forthwith be canceled. Payment with respect to shares of First United Common Stock will be made as soon as practicable after the Exchange Agent’s receipt of the Certificates and a properly completed letter of transmittal. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the respective portion of the Merger Consideration without any interest thereon.

          (c) If payment of cash is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form (reasonably satisfactory to Merger Sub) for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (d) After the Effective Time, the stock transfer ledger of First United shall be closed and there shall be no transfers on the stock transfer books of First United of the shares of First United Common Stock which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to Bancshares, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.5.

          (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of First United for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.5(b) shall be delivered to Bancshares upon demand, and any shareholders of First United who have not theretofore complied with the exchange procedures in this Article II shall look to Bancshares only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

          (f) None of Bancshares, First United, the Exchange Agent or any other person shall be liable to any former holder of shares of First United Common Stock for any cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Bancshares or the Exchange Agent, the posting by such person of a bond in such amount as Bancshares or the Exchange Agent may direct as indemnity against any claim that may be made against the Surviving Bank with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF FIRST UNITED

     First United represents and warrants to Bancshares as set forth below. First United agrees that, on or prior to the date hereof, it shall provide Bancshares with disclosure schedules (“Schedules”) referred to in this Article III and that at the Closing, it shall provide Bancshares with supplemental Schedules reflecting any material changes in the information contained in the Schedules which have occurred in the period from the date of delivery of such Schedules to the date of Closing.

     Section 3.1 Organization.

          (a) First United is a California state banking corporation duly organized, validly existing and in good standing under the laws of the State of California. First United has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 13.1(b) hereof) on First United.

          (b) First United is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities, subject to the supervision of the Department and the FDIC. First United does not conduct trust activities.

          (c) True and complete copies of the Articles of Incorporation and Bylaws of First United, as amended to date, have been delivered or made available to Bancshares.

          (d) Except as set forth in Schedule 3.1(d), First United (i) does not have any Subsidiaries or Affiliates (each as defined in Section 13.1 hereof), (ii) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of First United.

          (e) The deposit accounts of First United are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by First United.

     Section 3.2 Capitalization.

          (a) The authorized capital stock of First United consists of 2,000,000 shares of First United Common Stock, 654,009 of which are issued and outstanding and

2,000,000 shares of serial preferred stock, none of which are issued and outstanding. All of the issued and outstanding shares of First United Common Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

          (b) Schedule 3.2(b) contains a list of the exercise prices, vesting schedules, expiration dates, holders, weighted exercise price and numbers of shares of First United Common Stock subject to First Untied Options outstanding as of the date hereof. Except as set forth in Schedule 3.2(b), all First United Options (i) have been duly authorized, (ii) were granted at a per share price which was not less than the fair market value per share of First United Common Stock at the date of grant and (iii) all First United Options intended to qualify as “incentive” stock options under Section 422(b) of the Internal Revenue Code met all the requirements under the Internal Revenue Code for such qualification.

          (c) Except for the First United Options and except as set forth in Schedule 3.2(c), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating First United to issue any authorized and unissued First United Common Stock nor does First United have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

          (d) Except as set forth in Schedule 3.2(d), there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the First United Common Stock.

     Section 3.3 Approvals; Authority.

          (a) First United has full corporate power and authority to execute and deliver this Agreement (and any related documents), and First United has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions.

          (b) The Board of Directors of First United has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of First United as required by law, and, other than shareholder approval, no further corporate proceedings of First United are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by First United and, is a duly authorized, valid, legally binding agreement of First United enforceable against First United in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

     Section 3.4 Investments. First United has furnished to Bancshares a complete list, as of March 31, 2005, of all securities, including municipal bonds, owned by First United (the “Securities Portfolio”). Except as set forth in Schedule 3.4, the Securities Portfolio is owned by First United (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of First United equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

     Section 3.5 Financial Statements.

          (a) First United has furnished or made available to Bancshares true and complete copies of (i) its audited financial statements as of December 31, 2004, 2003 and 2002, and for the years then ended, and unaudited financial statements as of March 31, 2005 and 2004 and the related statements of income and statements of cash flow for the periods then ended together with the notes thereto and (ii) true and complete copies of the Consolidated Reports of Condition and Income (“Call Reports”) filed by First United as of and for the years ended December 31, 2004, 2003 and 2002 and as of and for the three months ended March 31, 2005 and 2004. The Call Reports and audited and unaudited financial statements referred to in this Section 3.5 are collectively referred to in this Agreement as the “First United Financial Statements.”

          (b) Each of the First United Financial Statements fairly present the financial position of First United and the results of its operations at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis, except for the Call Reports which are in compliance with regulatory accounting principles.

          (c) Since March 31, 2005, First United does not have any material liabilities, fixed or contingent, which are not incurred in the ordinary course of business and which are not fully shown or provided for in such First United Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Bancshares.

     Section 3.6 Loan Portfolio. (i) All evidences of indebtedness in original principal amount in excess of $15,000 reflected as assets in the First United Financial Statements as of and for the three month period ended March 31, 2005, were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), (ii) the allowance for loan losses shown on the First United Financial Statements as of and for the three month period ended March 31, 2005, was, and the allowance for loan losses to be shown on the First United Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of First United, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of First United and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) the allowance for loan losses described in clause (ii) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

     Section 3.7 Certain Loans and Related Matters.

          (a) Except as set forth in Schedule 3.7(a), First United is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of First United, or any 10% or greater shareholder of First United, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to First United including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over First United and which violation could have a Material Adverse Effect on First United.

          (b) Schedule 3.7(b) contains the “watch list of loans” of First United (“Watch List”) as of March 31, 2005. Except as set forth in Schedule 3.7(b), there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with First United’s past practices and prudent banking principles.

     Section 3.8 Real Property Owned or Leased.

          (a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.8(a) contains a true, correct and complete list of all real property owned or leased by First United (the “First United Real Property”). True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 3.8(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Bancshares.

          (b) No lease with respect to any First United Real Property and no deed with respect to any First United Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such First United Real Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by First United or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

          (c) No condemnation proceeding is pending or, to First United’s knowledge, threatened, which would preclude or materially impair the use of any First United Real Property in the manner in which it is currently being used.

          (d) First United has good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all First United Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

          (e) Except as set forth in Schedule 3.8(e), all buildings and other facilities used in the business of First United are adequately maintained and, to the knowledge of First United, are free from defects which could materially interfere with the current or future use of such facilities.

     Section 3.9 Personal Property. First United has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “First United Personalty”), free and clear of all liens, charges or other encumbrances, except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant First United Personalty. Subject to ordinary wear and tear, the First United Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

     Section 3.10 Environmental Laws. To the knowledge of First United, First United and any properties or business owned or operated by First United, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. First United has not received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and they are not subject to any claim or lien under any Environmental Laws. During the term of ownership by First United no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by First United, or owned, operated or leased by First United within the ten years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials. To the knowledge of First United, (a) no friable asbestos was used in the construction of any portion of First United’s facilities and (b) no real property currently owned by it is, or has been, an industrial site or landfill.

     “Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, the environment, the protection of human health or safety, or emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distributions, use, treatment, storage, disposal, handling or transport of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

     “Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

     Section 3.11 Litigation and Other Proceedings. Except as set forth in Schedule 3.11, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of First United, threatened before any court or administrative body in any manner against First United, or any of its properties or capital stock. First United will promptly notify Bancshares in writing of any such proceedings threatened or instigated against First United subsequent to the date of this Agreement. To the knowledge of First United, there is no basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on First United or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. First United is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 3.12 Taxes and Tax Returns.

          (a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

     “Affiliated Group” means any affiliated group within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) § 1504(a).

     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

     “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that First United is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

     “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (b) First United has filed all Tax Returns that it was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either First United is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes owed by First United and any affiliated, consolidated, combined or unitary groups of which First United is or was a member (whether or not shown on any Tax Return) have been paid or reserved for in accordance with GAAP. Except as set forth in Schedule 3.12(b), First United is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where First United does not file Tax Returns that First United is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of First United that arose in connection with any failure (or alleged failure) of First United to pay any Tax.

          (c) First United has collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

          (d) No officer (or employee responsible for Tax matters) of First United expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no pending action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of First United either (i) claimed or raised by any authority in writing or (ii) as to which any of the officers of First United has knowledge based upon personal contact with any agent of such authority. Schedule 3.12(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to First United for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. First United has delivered to the Merger Sub correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by it with respect to all periods beginning after December 31, 2000.

          (e) First United has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver, agreement or extension is currently effective.

          (f) First United has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). First United (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) does not have any Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (g) The unpaid Taxes of First United (i) did not, as of December 31, 2004, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) contained in the First United Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding any reserves for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of First United in filing its Tax Returns.

          (h) As of December 31, 2004, First United was not required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.

     Section 3.13 Contracts and Commitments.

          (a) Except as set forth in Schedule 3.13, First United is not a party to or bound by any of the following (whether written or oral, express or implied):

               (i) employment contract or severance arrangement (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by First United on less than sixty (60) days’ notice without payment of any amount on account of such termination;

               (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or welfare plan or other employee benefit arrangement;

               (iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

               (iv) contract or commitment for capital expenditures;

               (v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days from the date of this Agreement;

               (vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

               (vii) contract, agreement or letter with respect to the management or operations of First United imposed by any bank regulatory authority having supervisory jurisdiction over First United;

               (viii) agreement, contract or indenture related to the borrowing by First United of money other than those entered into in the ordinary course of business;

               (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

               (x) agreement with or extension of credit to any executive officer or director of First United or holder of more than ten percent (10%) of the issued and outstanding First United Common Stock, or any Affiliate (as defined in Section 13.1 hereof) of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or

               (xi) contracts, other than the foregoing, with annual payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by First United to Bancshares.

          (b) First United has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any material indenture, mortgage, contract, lease or other agreement to which First United is a party or by which First United bound or under any provision of its Articles of Association or Bylaws.

     Section 3.14 Insurance.

          (a) A true, correct and complete list of all insurance policies owned or held by or on behalf of First United (other than credit-life policies) including the insurer, amount of coverage, deductions, exclusions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 is set forth in Schedule 3.14(a).

          (b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, and other forms of insurance owned or held by First United (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which First United is a party; (iii) are adequate for the business conducted by First United in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. First United is not in default under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. First United has not been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

     Section 3.15 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of First United’s Articles of Incorporation or Bylaws or (ii) assuming all required shareholder and regulatory approvals and consents are duly obtained, will not (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First United or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Bancshares or First United to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of First United under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which First United is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on First United.

     Section 3.16 Laws and Regulatory Filings. First United is in material compliance with all applicable federal, state and local laws, rules, regulations and orders. Except for approvals by regulatory authorities having jurisdiction over First United or other persons listed in Schedule 3.16, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of First United in connection with the execution, delivery and performance by First United of this Agreement and the transactions contemplated hereby or the resulting change of control of First United except for certain instruments necessary to consummate the Merger contemplated hereby. First United has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Commissioner, the FDIC or any other regulatory authority having jurisdiction over First United, and such reports, registrations and statements as finally amended or corrected are true and correct in all material respects.

     Section 3.17 Absence of Certain Changes. Except as set forth in Schedule 3.17, since December 31, 2004, (i) First United has conducted its business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First United.

     Section 3.18 Employment Relations. The relations of First United with its employees are generally satisfactory, and First United has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. First United has complied in all material respects with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted that First United is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

     Section 3.19 Employee Benefit Plans.

          (a) Schedule 3.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of First United that are sponsored or maintained by First United or to which First United contributes or is obligated to contribute on behalf of employees or former employees of First United, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“First United Employee Plan”). There is no pending or, to the knowledge of First United, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any First United Employee Plan. All of First United Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to First United Employee Plans which is likely to result in the imposition of any penalties or taxes upon First United under Section 502(i) of ERISA or Section 4975 of the Code.

          (b) First United does not have any obligations for post-retirement or post-employment benefits under any First United Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each First United Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and First United is not aware of any event or circumstance that would disqualify any such First United Employee Plan. First United has provided or made available copies of the most recent Form 5500 filings for the applicable First United Employee Plans.

          (c) No employee benefit plans of First United or its ERISA Affiliates (as defined below) (the “First United Plans”) are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of First United or any of its

respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of First United, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

          (d) There does not now exist, nor, to the knowledge of First United, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of First United now or following the Effective Time. “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations.

          (e) Schedule 3.19(e) sets forth an accurate list of all contracts, agreements, plans or arrangements, formal or informal, covering employees, former employees or directors of First United under which completion of the transactions contemplated hereby could result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, former employee or director of First United. Schedule 3.19(e) further sets forth reasonable estimates of severance benefits payable under the employment or change in control agreements and any amounts that could be considered “excess parachute payments” within the meaning of Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, First United has no liability to provide post-retirement health or lifetime benefits to any employee or former employee of First United.

          (f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     Section 3.20 Accounting Controls. First United has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of First United; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as First United or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (c) access to the material properties and assets of First United is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of First United; and (c) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

     Section 3.21 Brokers, Finders and Financial Advisors. Except as set forth in Schedule 3.21, neither First United nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, finders’, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated herein.

     Section 3.22 Derivative Contracts. First United is not a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the First United Financial Statements which is a financial derivative contract (including various combinations thereof).

     Section 3.23 Deposits. None of the deposits of First United is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

     Section 3.24 Community Reinvestment Act. First United is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) and all regulations promulgated thereunder. First United has a rating of “satisfactory” as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of First United under the CRA.

     Section 3.25 Intellectual Property Rights. Schedule 3.25 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by First United or used under license by it in the conduct of its business (the “Intellectual Property”). First United owns or has the right to use and continue to use the Intellectual Property in the operation of its business. Except as set forth in Schedule 3.25, First United is not infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has First United used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

     First United is not engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of First United or the Surviving Bank to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

     Section 3.26 Bank Secrecy Act; USA Patriot Act. Except as set forth in Schedule 3.26, First United has neither had nor suspected any incidents of employee fraud or defalcation during the last two years. First United is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including but not limited to wire transfers). In addition, First United is in material compliance with the USA Patriot Act, Gramm Leach Bliley Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act and all applicable Financial Crimes Enforcement Network (FinCEN) requirements.

     Section 3.27 Shareholders’ List. First United has provided or made available to Bancshares as of a date within ten (10) days of the date of this Agreement a list of the holders of shares of First United Stock containing for such shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing and as of the Effective Time.

IV. REPRESENTATIONS AND WARRANTIES OF BANCSHARES

     Bancshares represents and warrants to First United as set forth below.

     Section 4.1 Organization.

          (a) Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. MC Bancshares of Delaware, Inc. (“Delaware Company”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Bancshares owns 100% of the issued and outstanding common stock of Delaware Company and, indirectly through Delaware Company, 100% of the issued and outstanding capital stock of MetroBank, N.A., (“MetroBank”). MetroBank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Bancshares, Delaware Company and MetroBank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own their properties, to engage in the business and activities now conducted by them and with respect to Bancshares, to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Bancshares.

          (b) MetroBank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Office of the Comptroller of the Currency (“OCC”) and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

     Section 4.2 Capitalization. The authorized capital stock of Bancshares consists of 20,000,000 shares of common stock, $1.00 par value per share (“Bancshares Common Stock”) 7,322,627 shares of which are issued and 7,205,956 shares of which are outstanding as of the date of this Agreement and 20,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The authorized capital stock of Delaware Company consists of 10,000 shares of common stock, $0.01 par value per share (“Delaware Stock”), 10 of which are issued and outstanding. The authorized capital stock of MetroBank consists of 2,000,000 shares of common stock, $5.00 par value per share (“Bank Stock”), 7,068,200 of which are issued and outstanding. All of the issued and outstanding shares of Bancshares Common Stock, Delaware Stock and Bank Stock are validly issued, fully paid and nonassessable, except with respect to the Bank Stock, as provided in 12 U.S.C. § 55, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Company Stock or the Bank Stock, or to Bancshares knowledge, the Bancshares Common Stock. Bancshares has no obligation to repurchase any of its securities.

     Section 4.3 Approvals; Authority.

          (a) Bancshares has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Bancshares and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. All actions or corporate proceedings on the part of Bancshares or any of its Subsidiaries are necessary to execute and deliver this Agreement (and any related documents) and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by Bancshares’ Board of Directors.

          (b) This Agreement has been duly executed and delivered by Bancshares and is a duly authorized, valid, legally binding agreement of Bancshares enforceable against Bancshares in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

     Section 4.4 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (a) violate any provision of the respective Articles of Incorporation or Bylaws of Bancshares or (b) assuming all required shareholder and regulatory consents and approvals are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancshares or its Subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Bancshares to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Bancshares under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Bancshares is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Bancshares.

     Section 4.5 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Bancshares, threatened before any court or administrative body in any manner against Bancshares or any of its Subsidiaries, or any of their respective properties or capital stock, which might have a Material Adverse Effect on Bancshares or the transactions proposed by this Agreement. To Bancshares’ knowledge, there is no basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on Bancshares or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Bancshares is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 4.6 Brokers, Finders and Financial Advisors. Neither Bancshares nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, finders’, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated here, except with respect to the fee to be paid to Legg Mason Wood Walker, Incorporated.

     Section 4.7 Community Reinvestment Act. MetroBank is in material compliance with the CRA. MetroBank has a rating of “satisfactory” as of its most recent CRA compliance examination and, knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC, Banking Department or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of MetroBank under the CRA.

     Section 4.8 Regulatory Approval; Financing. Bancshares is not aware of any fact, condition or circumstance that would result in the delay or denial of appropriate regulatory approval or in the inability of Bancshares to obtain any financing required for the consummation of the transactions contemplated by this Agreement.

     Section 4.9 Laws and Regulatory Filings. Bancshares is in material compliance with all applicable federal, state and local laws, rules, regulations and orders. Except for approvals by regulatory authorities having jurisdiction over Bancshares, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Bancshares in connection with the execution, delivery and performance by Bancshares of this Agreement and the transactions contemplated hereby except for certain instruments necessary to consummate the Merger contemplated hereby. Bancshares has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve, the OCC, the FDIC or any other regulatory authority having jurisdiction over Bancshares, and such reports, registrations and statements as finally amended or corrected are true and correct in all material respects.

     Section 4.10 Bank Secrecy Act; USA Patriot Act. Bancshares is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including but not limited to wire transfers). In addition, Bancshares is in material compliance with the USA Patriot Act, Gramm Leach Bliley Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act and all applicable Financial Crimes Enforcement Network (FinCEN) requirements.

V. COVENANTS OF FIRST UNITED

     First United covenants and agrees with Bancshares as follows:

     Section 5.1 Shareholder Approval and Reasonable Best Efforts.

          (a) First United will, as soon as practicable following acceptance of Bancshares’ regulatory applications for processing, use its reasonable best efforts to take all steps under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and all other matters necessary to consummate the transactions contemplated by this Agreement. The Board of Directors of First United will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and First United will use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

          (b) If the transaction is approved by the First United shareholders, First United shall take all reasonable action to aid and assist in the consummation of the Mergers and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Bancshares reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

     Section 5.2 Activities of First United Pending Closing.

          (a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect First United shall:

               (i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit, except as set forth herein) only in the ordinary course of business consistent with past practices and prudent banking principles;

               (ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

               (iii) promptly give written notice to Bancshares of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over First United, (c) the institution or threat of any material litigation against First United, or (d) any event or condition that would cause any of the representations or warranties of First United contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on First United; and

               (iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of First United or Bancshares to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

          (b) From the date hereof to and including the Closing Date, except as required by law or regulation, as long as this Agreement remains in effect or unless Bancshares otherwise consents in writing (which consent shall not be unreasonably withheld), First United shall not:

               (i) make or agree to make or renew any loans or other extensions of credit to any borrower that (A) would be a violation of its policies and procedures in effect as of the date hereof, (B) have been identified by Bancshares to First United in writing as of the date hereof as being deficient in collateral, reserve for loan losses or documentation, (C) would not be in the ordinary course of business consistent with past practices and prudent banking principles or (D) would be in excess of $500,000 individually or in the aggregate to any borrower (except (1) pursuant to commitments made prior to the date of this Agreement that are listed in Schedule 5.2(b)(i) and not covered by items A, B or C of this clause (i) or (2) loans fully secured by a certificate of deposit at First United); provided that in the event First United desires to make or renew any such loan which would exceed $500,000 individually or in the aggregate to any borrower it shall so advise Bancshares. Bancshares shall notify First United in writing within two (2) business days of receipt of such notice whether Bancshares consents to such loan or extension of credit, provided that if Bancshares fails to notify First United with such time frame, Bancshares shall be deemed to have consented to such loan or extension of credit;

               (ii) modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice;

               (iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except that First United may issue shares of First United Common Stock upon the exercise of outstanding First United Options as listed in Section 2.3(a hereof

               (iv) grant any stock appreciation rights or other form of incentive compensation, other than in respect of bonuses to be paid as set forth in Schedule 6.5(a);

               (v) open or close any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

               (vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any assets or liabilities, except in the ordinary course of business consistent with past practices and prudent banking principles;

               (vii) grant any severance or termination pay (other than pursuant to First United’s policies in effect on the date hereof) to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of First United, either individually or as part of a class of similarly situated persons;

               (viii) increase in any manner the compensation or fringe benefits of any of its employees or directors other then in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

               (ix) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the First United Common Stock or directly or indirectly, purchase, redeem or otherwise acquire any shares of First United Common Stock, except as otherwise permitted by Section 2.3(a) hereof;

               (x) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

               (xi) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein;

               (xii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Bancshares of a Phase I environmental review thereof;

               (xiii) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with First United’s past practices and prudent banking principles;

               (xiv) establish any new Subsidiary;

               (xv) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement;

               (xvi) amend or change any provision of First United’s Articles of Incorporation or Bylaws;

               (xvii) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances, in excess of $100,000 or with a final maturity of greater than one year;

               (xviii) prepay any indebtedness or other similar arrangements so as to cause First United incur any material prepayment penalty thereunder;

               (xix) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

               (xx) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 (excluding any amounts payable by any insurer) or impose any material restriction on the operations of First United;

               (xxi) restructure or materially change its investment securities portfolio or its interest rate risk position from that as of December 31, 2004, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; or

               (xxii) make any capital expenditures which would exceed an aggregate of $25,000, except pursuant to commitments made prior to the date of this Agreement and disclosed in Schedule 5.2(b)(xxii).

     Section 5.3 Access to Properties, Records and Personnel.

          (a) To the extent permitted by applicable law and without disruption of the business and operations of First United, First United shall (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Bancshares full access to the properties, books and records of First United in order that Bancshares may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of First United, and (ii) furnish Bancshares with such additional financial and operating data and other information as to the business and properties of First United as Bancshares shall, from time to time, reasonably request. In the event of the termination of this Agreement, Bancshares will return to First United all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

          (b) First United shall notify Bancshares prior to all regular and special meetings of the Board of Directors of First United and all committee meetings of First United and shall distribute copies of all minutes, including attachments and supplements thereto, of all regular and special meetings of the Board of Directors and all committee meetings within two (2) business days of such meeting. In addition, First United shall cause its officers and directors to participate in discussions with the officers and authorized representatives of Bancshares with respect to the business and affairs of First United as Bancshares shall, from time to time, reasonably request.

          (c) (c) As soon as practicable after they become available, First United will deliver or make available to Bancshares all unaudited quarterly financial statements prepared for the internal use of management of First United and all Call Reports filed by First United with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods.

     Section 5.4 Information for Regulatory Applications. To the extent permitted by law, First United will, unless prohibited by law, furnish Bancshares with all information concerning First United required for inclusion in any application, filing, statement or document to be made or filed by Bancshares or First United with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. First United represents and warrants that all information so furnished for such applications and filings shall, to its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. First United agrees at any time, upon the request of Bancshares, to furnish to Bancshares a written letter or statement confirming the accuracy of the information with respect to First United contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to First United contained in such document or draft was furnished by First United expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by First United expressly for use therein.

     Section 5.5 Standstill Provision. So long as this Agreement is in effect, neither First United nor any of its directors, officers, employees, agents and representatives shall entertain, solicit or encourage any inquiries, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of First United, except where the Board of Directors of First United determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of First United’s Board of Directors to its shareholders. First United agrees to notify Bancshares of any such unsolicited acquisition proposal orally within one (1) business day and in writing within two (2) business days of its receipt, and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction. First United will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any such unsolicited acquisition proposal. First United will take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

     Section 5.6 Ongoing Insurance Coverage. First United will use its best efforts to provide, for a period of not less than four (4) years after the Effective Time, (i) Past Acts Insurance under its current directors and officers insurance policy (or comparable coverage), (ii) Employment Practices Liability coverage providing prior acts insurance and (iii) Past Acts coverage under its current Bankers Blanket Bond (or comparable coverage) for each of the directors and officers of First United currently covered under comparable policies held by First United.

     Section 5.7 Conforming Accounting Adjustments. First United shall, if requested by Bancshares, consistent with GAAP and applicable law, immediately prior to Closing, make such accounting entries as Bancshares may reasonably request in order to conform the accounting records of First United to the accounting policies and practices of Bancshares. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by First United (i) of any adverse circumstances for purposes of determining whether the conditions to Bancshares’ obligations under this Agreement have been satisfied or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Bancshares’ obligations under this Agreement set forth in Section 10.3 hereof. No adjustment required by Bancshares pursuant to this Section 5.10 will be given effect in the calculation of First United’s Equity Capital for purposes of determining the Merger Consideration as set forth in Section 2.2 hereof. No adjustment required by Bancshares shall (a) require any prior filing with any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to First United.

     Section 5.8 Releases. First United shall have used its best efforts to have each of the directors and officers (with a title of Vice President or above as of the date hereof) of First United deliver to Bancshares an instrument in the form of Exhibit B dated as of the Closing Date releasing First United, Bancshares and MetroBank from any and all claims of such directors and officers (except as described in such instrument).

     Section 5.9 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.8, First United will use its best efforts, and Bancshares shall reasonably cooperate with First United at First United’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of First United to Bancshares or MetroBank and to permit the use and operation of the leased premises of First United by Bancshares or MetroBank.

     Section 5.10 Repayment and Release of Indebtedness. First United may, on or before the Closing Date, fully repay all indebtedness of First United under each of the Subordinated Capital Notes, dated as of September 30, 2002, set forth in Schedule 5.10 hereof (collectively, the “Notes Payable”). In the event the Notes Payable are repaid, First United shall assure that such Notes Payable once repaid is no longer reflected as a liability on First United’s financial statements and cause the holders of the Notes Payable to fully release First United from all liabilities and obligations thereunder.

VI. COVENANTS OF BANCSHARES

     Bancshares covenants and agrees with First United as follows:

     Section 6.1 Reasonable Best Efforts. Bancshares will take all reasonable action to aid and assist in the consummation of the Merger and will use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

     Section 6.2 Information for Regulatory Applications and Information Statement. To the extent permitted by law, Bancshares will furnish First United with all information concerning Bancshares required for inclusion in (a) any application, statement or document to be made or filed by First United with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any informational materials that may be furnished to the shareholders of First United in connection with their consideration of the Merger. Bancshares represents and warrants that all information so furnished for such statement and applications shall, to their knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Bancshares agrees, upon the request of First United, to furnish to First United a written letter or statement confirming to its knowledge the accuracy of the information with respect to Bancshares contained in any report or other application or statement referred to in Sections 6.1 or 6.2 of this Agreement, and confirming that the information with respect to Bancshares contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Bancshares expressly for use therein.

     Section 6.3 Regulatory Approvals. Bancshares will file all necessary regulatory notices and applications as soon as practicable after the execution of this Agreement and will provide First United with a copy of the non-confidential portions of notices, applications, statements or correspondence submitted to or received from regulatory authorities in connection with the Merger.

     Section 6.4 Organization of Merger Sub. As soon as practicable following the approval of the Merger by the requisite regulatory authorities, Bancshares shall organize Merger Sub and, in its capacity as sole shareholder of Merger Sub, shall authorize and approve the Agreement of Merger and the Merger.

     Section 6.5 Employee Matters.

          (a) Bancshares agrees to continue the bonus program in existence at First United on the date of this Agreement, as set forth in Schedule 6.5(a), through December 31, 2005, except as provided in clause (b) below, such that any employee of First United (“First United Employee”) who remains employed with First United and/or Bancshares through December 31, 2005 shall receive any bonus payment due to such employee for the 2005 fiscal year.

          (b) After the Effective Time through December 31, 2005, if Bancshares shall terminate a First United Employee for reasons other than cause (which shall mean gross negligence or dereliction in the performance of such employee’s duties, dishonesty or commission of a crime), such First United Employee shall receive his or her accrued bonus payment under the First United bonus program set forth in Schedule 6.5(a), through the date of termination of employment.

          (c) For a period of six (6) months after the Effective Time, Bancshares shall pay any First United Employee who is not otherwise covered by a specific employment, severance or change in control agreement and who is terminated by Bancshares or First United for reasons other than cause (which shall mean gross negligence or dereliction in the performance of such employee’s duties, dishonesty or commission of a crime), a severance benefit equal to two weeks pay for each year of employment with First United.

     Section 6.6 Indemnification.

          (a) For a four-year period following the Effective Time, and in consideration of the services provided or to be provided by such persons, Bancshares (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of First United, determined as of the Effective Time (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of First United, to the fullest extent which such Indemnified Parties would be entitled under the CGCL and the First United Articles of Incorporation and First United Bylaws, each as in effect on the date hereof; provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the CGCL and First United Articles of Incorporation and the First United Bylaws shall be made by independent counsel selected by Bancshares; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Without limiting the foregoing, Bancshares agrees that the limitations on liability existing in favor of the Indemnified Parties as provided in the Articles of Incorporation of First United as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time.

          (b) Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder to any Indemnified Party in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (c) If Bancshares or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other entity, then, and in each case, proper provision shall be made so that the successors and assigns of Bancshares shall assume the obligations set forth in this Section 6.6.

VII. MUTUAL COVENANTS OF BANCSHARES
AND FIRST UNITED

     Section 7.1 Notification; Updated Disclosure Schedules. First United shall give prompt notice to Bancshares, and Bancshares shall give prompt notice to First United, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 7.2 Confidentiality. Neither Bancshares nor First United will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

     Section 7.3 Publicity. Except as otherwise required by applicable law, the rules of The Nasdaq Stock Market Inc. or in connection with the regulatory approval process, as long as this Agreement is in effect, neither Bancshares nor First United shall, nor shall Bancshares permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process. The parties agree that they will make a good faith effort to reach agreement expeditiously on such press releases, announcements or other public statements.

     Section 7.4 Notice of Certain Events. Each party to this Agreement shall notify the other party promptly both orally and in writing (i) after becoming aware of any material misrepresentation or breach of warranty on its part under this Agreement; (ii) after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any material obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading in any material respect if such representation and warranty were restated at such time; or (iii) upon the occurrence of, or the discovery of, any event that could reasonably be expected to cause it to be unable to satisfy a condition to any other party’s obligation to proceed with the Merger.

VIII. CLOSING

     Section 8.1 Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date (“Closing Date”) as soon as practicable within fifteen (15) day period commencing with the latest of the following dates:

          (a) the receipt of all requisite shareholder approvals and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Mergers; or

          (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Bancshares or First United, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Bancshares and First United, to the consummation of the transactions contemplated herein, or such prior date as either of Bancshares and First United shall elect whether or not such proceeding has been brought to a conclusion.

     A meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

     The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

     Section 8.2 Effective Time. First United and Merger Sub shall, in accordance with Section 1107 of the CGCL, file an Agreement of Merger and the requisite Officers’ Certificates, with the Secretary of State of the State of California. The Merger shall become effective, and the effective time of the Merger (“Effective Time”) shall be on the date the Agreement of Merger is filed with the Secretary of the State of California.

IX. TERMINATION

     Section 9.1 Termination.

          (a) This Agreement may be terminated by action of the Board of Directors of Bancshares or First United at any time prior to the Effective Time if:

               (i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

               (ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

               (iii) the Merger shall not have become effective on or before December 31, 2005 or such later date as shall have been approved in writing by the Boards of Directors of Bancshares and First United; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

          (b) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of First United if (i) Bancshares shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Bancshares contained herein shall be inaccurate in any material respect or (ii) any of the conditions set forth in Article XI have not been met or cannot reasonably be expected to be capable of being met or are waived by First United. In the event the Board of Directors of First United desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in clause (i) above, such Board of Directors must notify Bancshares in writing of its intent to terminate stating the reason therefor. Bancshares shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of First United (which approval shall not be unreasonably withheld or delayed).

          (c) This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Bancshares if (i) First United shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of First United contained herein shall be inaccurate in any material respect, (ii) any of the conditions set forth in Article X have not been met or cannot reasonably be expected to be capable of being met or are waived by Bancshares or (iii) the Board of Directors of Bancshares reasonably concludes, after consulting with counsel, that Bancshares will be unable to obtain any regulatory approval required in order to consummate the Merger or any such approval is accompanied by terms or conditions which materially and adversely impact the financial consequences of the Merger to Bancshares. In the event the Board of Directors of Bancshares desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in clause (i) above, the Board of Directors must notify First United in writing of its intent to terminate stating the cause therefor. First United shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Bancshares (which approval shall not be unreasonably withheld or delayed).

          (d) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Bancshares or First United if the conditions set forth in Article XII have not been met or waived by the other party.

          (e) This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Bancshares and First United and the approval of such action by their respective Boards of Directors.

          (f) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of First United if prior to the Effective Time, First United shall have received a bona fide Acquisition Proposal (as defined in Section 9.3(c)) and First United’s Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of independent legal counsel and as to financial matters on the written advice of Carpenter & Company or another investment banking firm handling as part of its customary practice the valuation of California banking institutions, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 9.3(d)) and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (f) shall not be deemed effective until payment of the Termination Fee required by Section 9.3.

          (g) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Bancshares if the First United Board of Directors shall have (i) resolved to accept an Acquisition Proposal or (ii) withdrawn or modified, in any manner that is adverse to Bancshares, its recommendation or approval of this Agreement or the Merger or recommended to First United shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

     Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Bancshares or First United as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers, agents, representatives or shareholders, except that the provisions of this Section 9.2 and Sections 7.2, 7.3 and 13.3 and which shall survive any such termination. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

     Section 9.3 Termination Fee. To compensate Bancshares for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Bancshares, First United and Bancshares agree as follows:

          (a) Provided that Bancshares shall not be in material breach of any covenant or obligation under this Agreement (which breach, if susceptible to cure, has not been cured promptly following receipt of written notice thereof by First United specifying in reasonable detail the basis of such alleged breach), First United shall pay to Bancshares the sum of $1,875,000 (the “Termination Fee”) if this Agreement is terminated (i) by First United under the provisions of Section 9.1(f), (ii) by either Bancshares or First United under the provisions of Section 9.1(d) due to the failure of the First United shareholders to approve and adopt this Agreement and the Merger, if at the time of any failure by the shareholders of First United to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to First United and, within twelve months of the termination of this Agreement, First United enters into a definitive agreement with any third party with respect to any such Acquisition Proposal or (iii) by Bancshares under the provisions of Section 9.1(g). The payment of the Termination Fee shall be Bancshares’ sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a).

          (b) Any payment required by paragraph (a) of this Section 9.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if such termination payment is required pursuant to clause (ii) of Section 9.3(a), then such termination payment shall become payable within two (2) business days after the execution and delivery by First United of such definitive agreement.

          (c) For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for First United Common Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving First United: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or equity securities or deposits of First United in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of First United or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (d) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of First United determines in its good faith judgment to be more favorable to First United’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of First United’s independent financial advisor that the value of the consideration to First United’s shareholders provided for in such proposal exceeds the value of the consideration to First United’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of First United (taking into account, in good faith, the written advice of First United’s independent financial advisor), is reasonably capable of being obtained by such third person.

X. CONDITIONS TO OBLIGATIONS OF BANCSHARES

     The obligations of Bancshares under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Bancshares in their sole discretion:

     Section 10.1 Compliance with Representations and Warranties. Each of the representations and warranties made by First United in this Agreement must have been true and correct when made and shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, without regard to any material qualifiers contained therein. For purposes of this section, such representations (other than in Sections 3.1, 3.2 and 3.3) will be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality qualifier, will have or would reasonably be expected to have a Material Adverse Effect on First United or prevent, materially delay or impair the ability of First United to consummate the transactions as contemplated by this Agreement. Bancshares shall have received a certificate signed on behalf of First United by the chief executive officer of First United to that effect.

     Section 10.2 Performance of Obligations. First United shall have performed or complied in all material respects with all of its covenants and obligations required by this Agreement to be performed and complied with by First United prior to or at the Closing. Bancshares shall have been furnished with a certificate executed by the chief executive officer of First United to that effect.

     Section 10.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of First United which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on First United or the transactions contemplated hereby, nor shall any event have occurred which, with the lapse of time, will cause or result in a Material Adverse Effect on First United.

     Section 10.4 Exercise and Cancellation of Options. Each holder of First United Options set forth in Schedule 2.3(a) shall have executed and delivered to First United such instruments as Bancshares, with the advice of counsel, may deem necessary to effectuate the cancellation and termination of such First United Options and the release of such holder’s rights under the First United Options.

     Section 10.5 Termination of First United Employment Agreement. The employment agreement between First United and Andrew C. Yip dated as of December 14, 1994, as amended (as amended, the “Existing Employment Agreement”), shall be terminated. In connection therewith, a lump sum payment equal to eighteen (18) months of Mr. Yip’s salary then in effect shall have been paid by First United immediately prior to the Effective Time and Mr. Yip shall have executed and delivered to Bancshares a termination and release agreement with respect to the Existing Employment Agreement.

     Section 10.6 Execution of Employment Agreement. Andrew C. Yip shall have executed and delivered to Bancshares the Employment Agreement with Bancshares in the form attached as Exhibit C hereto.

     Section 10.7 Resignations. Each of the directors of First United, other than any director that Bancshares may designate as a continuing director, shall have delivered to Bancshares his or her resignation.

     Section 10.8 Reserve for Loan Losses. As of the last day of the calendar month immediately preceding the Closing Date, First United’s reserve for loan losses shall be equal to at least $2,217,471 plus $20,000 for each month beginning with May 2005 and ending with the month ended immediately prior to the Closing Date.

     Section 10.9 Execution of Lease Agreement. First United shall have entered into a lease agreement for its banking office located at 1101 West Valley Boulevard, Suites 101 and 102, Alhambra, California in form and substance satisfactory to Bancshares, to be effective prior to the Effective Time and with a lease term not less than ten (10) years, which ten (10) year term may be satisfied by obtaining a five (5) year lease with a five (5) year renewal option solely at the discretion of First United.

     Section 10.10 Release of Indebtedness. First United shall have been fully released, to the satisfaction of Bancshares, from all liabilities and obligations under the Notes Payable.

XI. CONDITIONS TO OBLIGATIONS OF FIRST UNITED

     The obligations of First United under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by First United in its sole discretion:

     Section 11.1 Compliance with Representations and Warranties. Each of the representations and warranties made by Bancshares in this Agreement must have been true and correct when made and shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, without regard to any material qualifiers contained therein. For purposes of this section, such representations will be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality qualifier, will have or would reasonably be expected to have a Material Adverse Effect on Bancshares or prevent, materially delay or impair the ability of Bancshares to consummate the transactions as contemplated by this Agreement. First United shall have received a certificate signed on behalf of Bancshares by an appropriate officer of Bancshares to that effect.

     Section 11.2 Performance of Obligations. Bancshares shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Bancshares prior to or at the Closing. First United shall be furnished with a certificate, executed by an appropriate representative of each of Bancshares to that effect.

     Section 11.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Bancshares which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Condition of Bancshares or the transactions contemplated hereby.

     Section 11.4 Opinion of Financial Advisor. First United shall have received a written opinion from its financial advisor that the Merger Consideration is fair to the First United shareholders from a financial point of view and such opinion shall not have been withdrawn.

XII. MUTUAL CONDITIONS TO RESPECTIVE OBLIGATIONS
OF BANCSHARES AND FIRST UNITED

     The respective obligations of Bancshares and First United under this Agreement are subject to the satisfaction of the following conditions which may be waived by Bancshares and First United, respectively, in their sole discretion:

     Section 12.1 Government Approvals. Bancshares shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board, the FDIC, the

Department and any other regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations Bancshares which would materially reduce the benefits of the Merger to Bancshares, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Bancshares or First United may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

     Section 12.2 Shareholder Approval. The shareholders of First United shall have approved by the requisite vote this Agreement and the transactions contemplated by this Agreement.

XIII. MISCELLANEOUS

     Section 13.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          (a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

          (b) “Material Adverse Effect,” with respect to any party shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have any effect that is material and adverse to (i) the consolidated financial condition, business or results of operations or financial performance of such party and its respective subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. Material Adverse Effect shall not, however, be deemed to include any effect on the referenced party which is caused by (A) changes in laws, rules, or GAAP or interpretations thereof that are generally applicable to the banking industry or (B) changes in general economic conditions and changes in prevailing interest or deposit rates; provided, that any such change does not impact such party more adversely than similarly situated financial institutions.

          (c) “Subsidiary” shall mean, in the case of Bancshares, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

     Section 13.2 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Bancshares and First United contained in this Agreement shall terminate at the Closing, other than covenants that by their terms are to be performed after the Effective Time (including Sections 6.5 and 7.2), which shall survive the Closing.

     Section 13.3 Amendments. This Agreement may be amended only by a writing signed by Bancshares and First United at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of First United pursuant to this Agreement shall not be decreased (other than as provided herein) subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

     Section 13.4 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for any brokerage, finders’, financial advisory, investment banking or other related fees or commissions in connection with this Agreement and the transactions contemplated herein other than one based on communications between the party and the claimant seeking indemnification.

     Section 13.5 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Bancshares:

MetroCorp Bancshares, Inc.
9600 Bellaire Boulevard, Suite 252
Houston, Texas 77034
Fax No: (713) 776-8068

Attention: Mr. George M. Lee

With a copy to:

Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002-2770
Fax No.: (713) 221-1212

Attention: Ms. Charlotte M. Rasche

If to First United:

First United Bank
7320 Clairemont Mesa Blvd.
San Diego, California 92111
Fax No.: (858) 496-3808

Attention: Mr. Andrew C. Yip
President

With a copy to:

King, Holmes, Paterno & Berliner LLP
1900 Avenue of the Stars, 25th Floor
Los Angeles, California 90067-4506
Fax No.: (310) 282-8903

Attention: Mr. Keith T. Holmes

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices, including notices of changes of address, shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

     Section 13.6 Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States of America.

     Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

     Section 13.8 Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

     Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

     Section 13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

     Section 13.11 Entire Agreement. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

     Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

     Section 13.13 Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

     Section 13.14 Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

     Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any Schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or Schedule hereto.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

METROCORP BANCSHARES, INC.

		By:	/s/ George M. Lee

Name: George M. Lee
Title: President and Chief Executive
Officer

ATTEST:

By:	/s/ Keith T. Holmes

FIRST UNITED BANK

		By:	/s/ Grover Fang

Name: Grover Fang
Title: Chairman of the Board

ATTEST:

By:	/s/ Andrew C. Yip

[Signature Page to Agreement and Plan of Reorganization]